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                                                                   EX-99.1(b)(2)

                           CERTIFICATE OF AMENDMENT
                                     TO THE
                              CERTIFICATE OF TRUST
                                     OF THE
                           BRINSON RELATIONSHIP FUNDS


The undersigned certifies that:

     1. The name of the business trust is the Brinson Relationship Funds (the "Business Trust").

     2. The amendment to the Certificate of Trust of the Business Trust set forth below (the "Amendment") has been duly authorized by the Board of Trustees of the Business Trust.

     The following Article 3 is hereby added to the Certificate of Trust:

               "3. Pursuant to section 3804 of the Delaware Business Trust Act, Del. Code. Ann. tit. 12, sec. 3801-3819 (the "Act"), the debts, liabilities, obligations and expenses incurred, contracted for or otherwise exisiting with respect to each particular series of the Trust, whether such series is now existing or is hereinafter created, shall be enforceable against the assets of such series only, and not against the assets of the Trust generally."

     3. Pursuant to Section 3812(b) of the Act, this Certificate of Amendment to the Certificate of Trust of the Business Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned, being a trustee of the Business Trust, has duly executed this Certificate of Amendment this 21st day of April 1995.



                                               /s/ Frank K. Reilly
                                               -------------------
                                               Frank K. Reilly, Trustee